MINUTES OF THE BOARD OF DIRECTORS OF
Campbell Neurosciences, Inc.
a Delaware corporation

December 22, 2020

A Board of Directors meeting of Campbell Neurosciences, Inc. ("CNSI"), a Delaware corporation (the "Company") was called to order at 7:30 am on December 22, 2020 by Timothy G. Dixon, Chairman. All Board Members were present.

As the first and only order of business, the Board discussed the resignation of Mr. Timothy G. Dixon as Chief Executive Officer. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that the Board accepts the resignation of Mr. Timothy G. Dixon as Chief Executive Officer.

RESOLVED FURTHER, that these meeting minutes shall be filed in the minute book of the Company and become a part of the official records of the Company.

No further business was brought before the Board and the Chairman closed the meeting at 7:35 am.

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Timothy G. Dixon
Chairman of the Board

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Thomas E. Ichim
Director